Filed Pursuant to Rule 424(b)(3)

Registration No. 333-273090

PROSPECTUS

ALIMERA SCIENCES, INC.

Up to 49,763,960 Shares of Common Stock

This prospectus relates to the resale or other disposition from time to time of up to 49,763,960 shares of common stock, par value $0.01 per share (the “Common Stock”), of Alimera Sciences, Inc., a Delaware corporation, consisting of (i) 45,617,114 shares of our Common Stock (the “Series B Conversion Shares”) issuable upon conversion of shares of Series B Convertible Preferred Stock (the “Series B Preferred”) issued in private placements in March 2023 (the “Tranche 1 Private Placement”) and May 2023 (the “Tranche 2 Private Placement”, together with the Tranche 1 Private Placement, the “Private Placements”), (ii) up to 1,600,000 shares of our Common Stock issuable upon exercise of warrants (the “Warrants” and such shares, the “Warrant Shares”) issued in the Tranche 1 Private Placement, (iii) 1,401,901 shares of our Common Stock issued in the Tranche 2 Private Placement (the “Private Placement Shares”) and (iv) 1,144,945 shares of our Common Stock issued to Ocumension Therapeutics in a private placement in April 2021 (the “Ocumension Shares”), by the selling stockholders identified in this prospectus (the “Selling Stockholders”), including their transferees, pledgees, donees or successors.

The Selling Stockholders may, from time to time, sell, transfer, or otherwise dispose of any or all of their securities from time to time on any stock exchange, market, or trading facility on which the securities are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” which begins on page 13. We do not know when or in what amount the Selling Stockholders may offer the securities for sale. The Selling Stockholders may sell any, all or none of the securities offered in this prospectus.

The Series B Preferred is not convertible into the Series B Conversion Shares until our stockholders approve the issuance of Common Stock upon conversion of the Series B Preferred and exercise of the Warrants in excess of applicable conversion and exercise limitations (“Stockholder Approval”). The Warrants are not exercisable prior to Stockholder Approval.  Following Stockholder Approval, the Warrants are exercisable at any time upon or after the earlier of (i) immediately prior to a change of control of Alimera and (ii) March 24, 2024. We are soliciting Stockholder Approval at our 2023 annual meeting of stockholders (the “Annual Meeting”).

We are not offering any securities for sale under this prospectus. We will not receive any of the proceeds from the sale of securities by the Selling Stockholders. All expenses of registration incurred in connection with this offering are being borne by us. All selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders. We will, however, to the extent the Warrants are exercised for cash, receive proceeds from such exercises; to the extent we receive such proceeds, they are expected to be used for general corporate and working capital purposes.

Our Common Stock is quoted on the Nasdaq Global Market under the symbol “ALIM.” On June 29, 2023, the last reported sale price of our Common Stock as reported on the Nasdaq Global Market was $2.64 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves risks. See “Risk Factors” on page 6, and any applicable prospectus supplement, and under similar headings in the other documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated July 12, 2023

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC” or “Commission”) using a “shelf” registration or continuous offering process. Under this registration statement, the Selling Stockholders may sell from time to time in one or more offerings the securities described in this prospectus.

You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find More Information” and “Incorporation of Documents by Reference” in this prospectus.

This prospectus may be supplemented from time to time to add, to update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

Neither we nor the Selling Stockholders have authorized any other person to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. If anyone provides you with different or inconsistent information, you should not rely on it. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement, as well as information we have filed with the SEC that is incorporated by reference, is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless otherwise stated or the context requires otherwise, references in this prospectus to “Alimera,” the “company” or the “Company,” “we,” “us,” or “our” refer to Alimera Sciences, Inc. and our subsidiaries on a consolidated basis, as appropriate, unless the context otherwise requires.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS AND PROJECTIONS

This prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus and any applicable prospectus supplement contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus, any applicable prospectus supplement and the information incorporated by reference in this prospectus and any applicable prospectus supplement, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements are subject to risks and uncertainties (some of which are beyond our control) and are based on information currently available to our management. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “contemplates,” “predict,” “project,” “target,” “likely,” “potential,” “continue,” “ongoing,” “will,” “would,” “should,” “could,” or the negative of these terms and similar expressions or words, identify forward-looking statements. The events and circumstances reflected in our forward-looking statements may not occur and actual results could differ materially from those projected in our forward-looking statements.  Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including risks and uncertainties that could delay, divert or change these expectations, and could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

All written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We caution investors not to rely on the forward-looking statements we make or that are made on our behalf as predictions of future events. We undertake no obligation and specifically decline any obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

There can be no assurance that we will in fact achieve the actual results or developments we anticipate or, even if we do substantially realize them, that they will have the expected consequences to, or effects on, us. Therefore, we can give no assurances that we will achieve the outcomes stated in those forward-looking statements, projections and estimates.

Certain documents incorporated by reference in this prospectus contain market data and industry forecasts that were obtained from industry publications. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise and subject to change.

PROSPECTUS SUMMARY

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our securities. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should carefully read the entire prospectus, including “Risk Factors” and “Special Note Regarding Forward-Looking Statements and Projections,” together with the additional information described under “Information Incorporated by Reference.”

Company Overview

We are a commercial-stage global pharmaceutical company developing and commercializing ILUVIEN (fluocinolone acetonide intravitreal implant) 0.19 mg, in the U.S. and abroad for the treatment of diabetic macular edema, a leading cause of blindness, and outside the U.S. for non-infectious uveitis affecting the posterior segment of the eye (“NIU-PS”). ILUVIEN is a state-of-the-art, sustained release intravitreal implant that enables patients to maintain vision longer, and importantly, with fewer injections. We commercialize ILUVIEN in the U.S., Europe, China and Middle East. Additionally, on May 17, 2023, we acquired from EyePoint Pharmaceuticals, Inc., the exclusive U.S. commercialization rights to YUTIQ® (fluocinolone acetonide intravitreal implant) 0.18 mg, for the treatment and prevention of NIU-PS.

Alimera’s mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer.

Private Placements

In March 2023 and May 2023, we completed the following Private Placements:

•

On March 24, 2023, we issued and sold an aggregate of 12,000 shares of Series B Preferred at a per-share purchase price of $1,000 (the “Stated Value”) and Warrants to purchase up to 5,714,286 shares of our Common Stock pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) with certain investors, including Velan Capital Master Fund LP and certain accounts managed by Caligan Partners LP (collectively, the “Original Investors”) for aggregate gross proceeds of $12.0 million (the “Tranche 1 Closing”).  The initial conversion price of the shares of Series B Preferred and the initial exercise price of the Warrants issued at the Tranche 1 Closing was $2.10.

•

On May 17, 2023, we entered into a joinder and amendment (the “Amendment”) to the Securities Purchase Agreement (as amended by the Amendment, the “Purchase Agreement”). The Amendment added certain investors (the “New Investors” and together with the Original Investors, the “Investors”) as parties to the Purchase Agreement with respect to the Tranche 2 Closing (as defined below) and amended certain provisions of the Purchase Agreement. Pursuant to the Purchase Agreement, on May 17, 2023, we issued 66,617 shares of Series B Preferred and 1,401,901 shares of Common Stock, for aggregate gross proceeds of $69.0 million (the “Tranche 2 Closing”). The initial conversion price of the shares of Series B Preferred issued at the Tranche 2 Closing was $1.70.  Further, pursuant to the terms of the Amendment, we and the Original Investors agreed to reduce the number of shares of Common Stock issuable upon exercise of the Warrants to 1,600,000.

In connection with the Private Placements, we entered into a registration rights agreement (as amended from time to time, the “Registration Rights Agreement”) pursuant to which we are obligated, among other things, to file a resale registration statement with the SEC no later than July 1, 2023, registering the Series B Conversion Shares, the Warrant Shares and the Private Placement Shares for resale by the Selling Stockholders.

The foregoing description of the Private Placements and the securities issued in such financings is qualified in its entirety by reference to the applicable agreements and the amendments thereto, filed as exhibits to our Current

Reports on Form 8-K filed with the SEC on March 27, 2023 and on May 18, 2023, and the Certificate of Designation of the Series B Preferred Stock (as amended, the “Certificate of Designation”).

Transactions with Ocumension

On April 14, 2021, we entered into an exclusive license agreement (the “License Agreement”) with Ocumension (Hong Kong) Limited, a wholly owned subsidiary of Ocumension Therapeutics (Ocumension), for the development and commercialization under Ocumension’s own distinct trademark, of our 0.19 mg FAc intravitreal implant (which is currently marketed elsewhere as ILUVIEN®) for the treatment and prevention of eye diseases in humans, other than uveitis, in China and other Western Pacific countries. In connection with the License Agreement, we entered into a Share Purchase Agreement with Ocumension, pursuant to which we offered and sold to Ocumension 1,144,945 shares of our Common Stock constituting the Ocumension Shares at a purchase price of $8.734044 per share, or $10.0 million in total.

Corporate Information

We are a Delaware corporation incorporated on June 4, 2003 and we commenced operations on that date. Our principal executive office is located at 6310 Town Square, Suite 400, Alpharetta, Georgia 30005 and our telephone number is (678) 990-5740. Our website address is www.alimerasciences.com. We have included our website address as a factual reference and do not intend it to be an active link to our website. The information that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our Common Stock.

The Offering

Common Stock offered by the Selling Stockholders	Up to 49,763,960 shares(1)

Terms of the offering	Each Selling Stockholder will determine when and how it will sell the Common Stock offered in this prospectus, as described in “Plan of Distribution.”

Use of proceeds

We will not receive any proceeds from the sale of the shares of Common Stock covered by this prospectus. Any proceeds received by us from the exercise of Warrants by the Selling Stockholders is expected to be used for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors

An investment in our Common Stock involves various risks.  See “Risk Factors” beginning on page 6, for a discussion of factors you should carefully consider before deciding to invest in our Common Stock.

Nasdaq Global Market symbol	ALIM

(1)

Includes up to (i) 45,617,114 shares of Series B Conversion Shares, (ii) 1,600,000 Warrant Shares, (iii) 1,401,901 Private Placement Shares and (iv) 1,144,945 Ocumension Shares, by the Selling Stockholders identified in this prospectus.

RISK FACTORS

An investment in our securities involves risks. Prior to making a decision about investing in our Common Stock, you should consider carefully the risks together with all of the other information contained or incorporated by reference in this prospectus, including any risks described in the section entitled “Risk Factors” contained in any supplements to this prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2022, and in our subsequent filings with the SEC. Each of the referenced risks and uncertainties could adversely affect our business, prospects, operating results and financial condition, as well as adversely affect the value of an investment in our securities. Additional risks not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our securities.

Our common stockholders will experience significant dilution upon the issuance of Common Stock upon conversion of the Series B Preferred or exercise of the Warrants to purchase Common Stock.

The issuance of Common Stock upon conversion of the Series B Preferred will significantly dilute the ownership interests of existing holders of shares of our Common Stock. As of June 16, 2023 we had 8,805,727 shares of Common Stock outstanding. As of June 16, 2023, if all of the outstanding Series B Preferred were converted to Common Stock and all of the outstanding Warrants to purchase Common Stock were exercised in full (without giving effect to any limitation on conversions or exercise), we would have 55,573,836 shares of Common Stock outstanding. The number of shares of Common Stock issuable upon conversion of the Series B Preferred will increase as dividends continue to accrue on such shares at a rate of 6% per annum, accrued daily. The conversion price of the Series B Preferred and the exercise price of the Warrants to purchase Common Stock are subject to certain customary adjustments, including a weighted average anti-dilution adjustment (which will remain in effect until the Series B Preferred converts).  If Stockholder Approval is obtained, the Series B Preferred will automatically be converted into shares of Common Stock and the exercise price of the Warrants will no longer be subject to a weighted average anti-dilution adjustment.

Significant sales of our Common Stock could depress or reduce the market price of our Common Stock, cause our shares of Common Stock to trade below the prices at which they would otherwise trade, or impede our ability to raise future capital.

A small number of institutional investors and private equity funds hold a significant number of shares of our Common Stock and all of our shares of Series B Preferred and Warrants. Sales by these stockholders of a substantial amount of Common Stock, or the expectation of such sales, could cause a significant reduction in the market price of our Common Stock. The Conversion Shares, Warrant Shares, Private Placement Shares and Ocumension Shares are not subject to lock-ups or similar limitations on resale, and we will have no control over the timing or volume of any sales by the Selling Stockholders.

In addition, we may sell securities in the future, if we determine it is appropriate or necessary to do so, which could cause a significant reduction in the market price of our Common Stock. If significant sales of our Common Stock occur in short periods, this could depress or reduce the market price of our Common Stock. Any reduction in the trading price of our Common Stock could impede our ability to raise capital on attractive terms.

Failure to integrate YUTIQ® or any business, product or technology we may acquire in the future, will cause our business, financial condition and operating results to suffer.

Integrating any business, product or technology, including YUTIQ, we acquire is expensive and time-consuming and can disrupt and adversely affect our ongoing business, including product sales, and distract our management. Our ability to successfully integrate any business, product or technology we acquire depends on a number of factors, including, but not limited to, our ability to:

•	minimize the disruption and distraction of our management and other employees in connection with the integration of any acquired business, product or technology;
•	maintain and increase sales of our existing products;
•	establish or manage the transition of the manufacture and supply of any acquired product, including the necessary active pharmaceutical ingredients, excipients and components;

•

identify and add the necessary sales, marketing, manufacturing, regulatory and other related personnel, capabilities and infrastructure that are required to successfully integrate any acquired business, product or technology;

•	manage the transition and migration of all commercial, financial, legal, clinical, regulatory and other pertinent information relating to any acquired business, product or technology;
•	comply with legal, regulatory and contractual requirements applicable to any acquired business, product or technology;
•	obtain and maintain adequate coverage, reimbursement and pricing from managed care, government and other third-party payors with respect to any acquired product; and
•	maintain and extend intellectual property protection for any acquired product or technology.

If we are unable to perform the above functions or otherwise effectively integrate YUTIQ® or any businesses, products or technologies we may acquire in the future, our business, financial condition and operating results will suffer.

In addition, we may not to achieve the expected financial performance or synergies from businesses, products or technologies we acquire, including YUTIQ® or may experience unexpected delays, challenges and expenses, and unexpected costs associated with integrating and operating the acquired business, product or technology.

DESCRIPTION OF COMMON STOCK

The description of our Common Stock is incorporated by reference to Exhibit 4.1 of our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC on March 31, 2023.

DESCRIPTION OF SERIES B CONVERTIBLE PREFERRED STOCK

Our Board of Directors (the “Board”) is authorized to issue up to 10,000,000 shares of preferred stock in one or more series, to establish the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of such shares and any qualifications, limitations or restrictions thereof.

The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series B Preferred are set forth in the Certificate of Designation. The Certificate of Designation authorizes 78,617 shares of Series B Preferred. We intend to solicit Stockholder Approval at the Annual Meeting to approve the issuance of Common Stock upon conversion of the Series B Preferred and exercise of the Warrants in excess of 19.99% of the voting power or number of shares of Common Stock, issued and outstanding immediately prior to the execution of the Purchase Agreement. The principal terms of the Series B Preferred are set forth below:

Conversion; Stockholder Approval. Unless and until Stockholder Approval is obtained, the Series B Preferred is not convertible into Common Stock or any other security of Alimera because when aggregated with the Private Placement Shares the issuance of any shares of Common Stock upon conversion thereof would be in excess of 19.99% of the voting power or number of shares of Common Stock, issued and outstanding immediately prior to the execution of the Purchase Agreement.

If Stockholder Approval is obtained, we will designate a business day no later than ten business days following such vote as the date for the conversion (the “Mandatory Conversion”) of all, but not less than all, of the outstanding Series B Preferred into shares of Common Stock, upon which such Mandatory Conversion will occur automatically. The number of shares of Common Stock to be issued upon the Mandatory Conversion shall be determined by dividing (i) the Stated Value (as adjusted for stock dividends, splits, combinations and similar events with respect to the Series B Preferred) (the “Adjusted Stated Value”) plus any accrued but unpaid dividends to which such share of Series B Preferred is then entitled (the “Accrued Dividends”) by (ii) the then-applicable conversion price. No fractional shares shall be issued upon the conversion of the Series B Preferred.

Conversion Price. The initial conversion price of the shares of Series B Preferred issued at the Tranche 1 Closing is $2.10 (the “Tranche 1 Conversion Price”). The initial conversion price of the shares of Series B Preferred issued at the Tranche 2 Closing is $1.70 (the “Tranche 2 Conversion Price”). In each case, the conversion price of the Series B Preferred is subject to certain customary adjustments, including a weighted average anti-dilution adjustment.

Liquidation Preference. In the event of a Liquidation Transaction (as defined in the Certificate of Designation), holders of the Series B Preferred will receive before any proceeds are distributed to the holders of Common Stock a per-share of Series B Preferred payment equal to the greater of (i) the Adjusted Stated Value, plus the Accrued Dividends, and (ii) the amount each holder of a share of Series B Preferred would be entitled to receive had all shares of Series B Preferred been converted into shares of Common Stock at the then-applicable conversion price immediately prior to such Liquidation Transaction (without regard to any conversion limitations).

Voting Rights. Except as otherwise set forth in the Certificate of Designation, prior to and following the Annual Meeting, the Series B Preferred will not vote together with the Common Stock on any matters because when aggregated with the Private Placement Shares the exercise of any such voting rights would be in excess of 19.99% of the voting power or number of shares of Common Stock, issued and outstanding immediately prior to the execution of the Purchase Agreement.

However, for so long as at least 20% of the shares of Series B Preferred issued to the Investors remain outstanding, we may not, without first obtaining approval of the holders of a majority of the outstanding shares of capital stock issued pursuant to the Purchase Agreement: (i) (A) amend the Certificate of Designation, or (B) amend Alimera’s certificate of incorporation (including by filing any new certificate of designation or elimination) or bylaws, in each case with respect to the foregoing clause (B), in a manner that adversely affects the rights, preference or privileges of the Series B Preferred; (ii) increase or decrease the authorized number of shares of Series B Preferred or issue additional shares of Series B Preferred following the Tranche 1 Closing, other than to the Original Investors; (iii) authorize, create, issue or obligate Alimera to issue (by reclassification, merger or otherwise) any security (or any class or series thereof) or any indebtedness, in each case that has any rights, preferences or privileges senior to, or on a parity with, the Series B Preferred, or any security convertible into or exercisable for any such security or indebtedness (other than the issuance of (a) up to an aggregate of $67,500,000 of indebtedness pursuant to Alimera’s credit facility with SLR Investment Corp., as the same may be amended, refinanced or resyndicated from time to time or (b) up to an aggregate of $500,000 of indebtedness pursuant to operating, capital or equipment leases entered into in the ordinary course of business); (iv) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of capital stock; provided, however, that this restriction is subject to certain limited exceptions set forth in the Certificate of Designation; (v) declare or pay any dividend on any shares of capital stock; (vi) incur any indebtedness in excess of $5,000,000 or any secured indebtedness other than as permitted by the Certificate of Designation; or (vii) consummate a Liquidation Transaction.

Series B Directors. Effective as of the Tranche 1 Closing, Caligan Partners LP and its affiliates (collectively, “Caligan”) and (ii) Velan Capital Investment Management LP and its affiliates (collectively, “Velan”) each received the right to designate one director for election to the Board and they collectively received the right to one Board observer seat. Velan received the right to designate one additional director for election to the Board upon the Tranche 2 Closing. Caligan received the right to have an additional Board observer seat upon the Tranche 2 Closing and the right to designate one additional director for election to the Board upon Stockholder Approval. The rights to the two observer seats will terminate upon Stockholder Approval.  For so long as Velan beneficially holds 50% or more of the shares of Common Stock such investor and its affiliates acquired pursuant to the Purchase Agreement (calculated on an as-converted basis based on the applicable conversion price), such investor and its affiliates shall have the right to designate two directors for election to the Board.  For so long as Caligan beneficially holds 50% or more of the shares of Common Stock such investor and its affiliates acquired pursuant to the Purchase Agreement (calculated on an as-converted basis based on the applicable conversion price), such investor and its affiliates shall have the right to designate one director for election to the Board or, following Stockholder Approval, two directors for election to the Board.  Notwithstanding the foregoing, if any such investor’s ownership position in Alimera is materially reduced, whether through sales by such investor or additional issuances by Alimera, such right shall be concomitantly reduced in any year if required by applicable Nasdaq listing rules.

Dividends. The holders of Series B Preferred are entitled to receive dividends and other distributions on a pari passu basis with holders of Common Stock on an as-converted basis. In addition, prior to Mandatory Conversion, dividends will accrue on the Series B Preferred at an annual rate of 6% of the Stated Value. Such dividends with respect to any share of Series B Preferred shall accrue daily from and after the issuance date, whether or not Alimera has funds legally available for such dividends or such dividends are declared and shall be calculated on the basis of a 360-day year. Dividends will be payable in cash when, as and if, declared by the Board.

Redemption. The Series B Preferred is not redeemable.

The foregoing description of the Series B Preferred does not purport to be complete and is qualified in its entirety by reference to the Certificate of Designation and the Certificate of Amendment to Certificate of Designation of Series B Convertible Preferred Stock, copies of which are included as exhibits to the registration statement of which this prospectus is a part.

DESCRIPTION OF WARRANTS

The Warrants have an exercise price equal to the Tranche 1 Conversion Price (initially $2.10 per share; as adjusted pursuant to the Certificate of Designation through the date of Stockholder Approval) and expire on March 24, 2030. The Warrants are not exercisable prior to Stockholder Approval. Following Stockholder Approval, the Warrants are exercisable at any time upon or after the earlier of (i) immediately prior to a change of control of Alimera and (ii) March 24, 2024. In connection with the Tranche 2 Closing, the Warrants were reduced to be exercisable for an aggregate of 1,600,000 shares of Common Stock. The foregoing description of the Warrants does not purport to be complete and is qualified in its entirety by the actual terms of the Form of Warrant, a copy of which is included as an exhibit to the registration statement of which this prospectus is a part.

USE OF PROCEEDS

We will not receive any proceeds from the sale or other disposition of the Series B Conversion Shares, Warrant Shares, Private Placement Shares, or Ocumension Shares offered by this prospectus. However, in the case of the Warrants, upon any exercise of the Warrants for cash, the exercising Selling Stockholder would pay us an exercise price of $2.10 per share, subject to any adjustment pursuant to the terms of the Warrants. In the event all of the Warrants are exercised for cash, we would receive approximately $3,360,000. Under certain conditions set forth in the Warrants, the Warrants are exercisable on a cashless basis. If a Warrant is exercised on a cashless basis, we would not receive any cash payment from the exercising Selling Stockholder upon exercise of such Warrant. Instead, the exercising Selling Stockholder would satisfy its obligation to pay the exercise price through a formula-based transfer of Warrant Shares to us. There is no certainty that we will ever receive any proceeds from the exercise of the Warrants. We intend to use any proceeds from the exercise of Warrants for general corporate and working capital purposes.

The Selling Stockholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Stockholders in selling the Common Stock covered by this prospectus. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus, including, without limitation, all registration and filing fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

Pursuant to the Registration Rights Agreement, we agreed to file the registration statement of which this prospectus is a part, to cover the resale of up to 48,619,015 shares of our Common Stock, consisting of (i) 45,617,114 shares of our Common Stock issuable from time to time upon conversion of shares of Series B Preferred, (ii) up to 1,600,000 shares of Common Stock upon exercise of Warrants and (iii) 1,401,901 shares of our Common Stock constituting the Private Placement Shares and to keep such registration statement effective with respect to each Selling Stockholder until the date on which all of the Common Stock registered for resale under the registration statement has been disposed of in accordance with such registration statement, disposed of pursuant to Rule 144 under the Securities Act, or can be resold pursuant to Rule 144 without restriction or limitation (including without any limitation as to volume of sales and without the Selling Stockholder complying with any method of sale requirements or notice requirements under Rule 144). Additionally, pursuant to the Share Purchase Agreement, dated as of April 14, 2021, by and between the Company and Ocumension Therapeutics, we agreed to register the Ocumension Shares issued thereunder for resale.

We are registering the resale of the above-referenced shares of Common Stock to permit each of the Selling Stockholders identified below, or their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement of which this prospectus is a part, to resell or otherwise dispose of the securities in the manner contemplated under “Plan of Distribution” in this prospectus (as may be supplemented and amended). This prospectus covers the sale or other disposition by the Selling Stockholders of up to the total number of Common Stock that have been issued or may be issued to the Selling Stockholders pursuant to the Purchase Agreement or the Share Purchase Agreement. Throughout this prospectus, when we refer to the securities being registered on behalf of the Selling Stockholders, we are referring to (i) the Conversion Shares, (ii) the Warrant Shares, (iii) the Private Placement Shares and (iv) the Ocumension Shares. When we refer to the Selling Stockholders in this prospectus, we are referring to the purchasers under the Purchase Agreement and Ocumension, as applicable, their permitted transferees or other successors-in-interest that may be identified in a supplement to this prospectus or, if required, a post-effective amendment to the registration statement, of which this prospectus is a part.

The information regarding securities beneficially owned after the offering assumes the sale of all securities offered by the Selling Stockholders. The Selling Stockholders may sell some, all or none of their securities. We do not know how long the Selling Stockholders will hold the securities before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale or other disposition of any of the securities. The securities covered hereby may be offered from time to time by the Selling Stockholders. The table below and the information in the notes thereto are based upon information supplied by the Selling Stockholders. Any changed or new information given to us by the Selling Stockholders, including regarding the identity of, and the securities held by, each Selling Stockholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

The table below lists the Selling Stockholders and other information regarding the shares of Common Stock they may offer and sell from time to time under this prospectus. For purposes of the table below, we have assumed that the mandatory conversion of the Series B Preferred occurs on August 15, 2023 (ten business days after our Annual Meeting, at which we are soliciting the Stockholder Approval) and that there are no adjustments to the conversion price of the Series B Preferred prior to such mandatory conversion.  We have determined beneficial ownership in accordance with the rules and regulations of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

	Beneficial Ownership Before the Offering		Maximum Number of Shares that may be Offered and Sold in the Offering	Beneficial Ownership After the Offering
Name of Selling Holder	Number of Shares(1)	%(1)(2)	Number of Shares(3)	Number of Shares	%(2)
Caligan Partners LP (4)	16,835,154	30.9%	17,156,377	478,777	*
Velan Capital Investment Management LP (5)	13,608,533	25.0%	14,150,780	257,753	*
AIGH Investment Partners, LP (6)	1,790,882	3.3%	1,790,882	–	–
WVP Emerging Manager Onshore Fund, LLC – AIGH Series (7)	469,211	0.9%	469,211	–	–
WVP Emerging Manager Onshore Fund, LLC – Optimized Equity Series (8)	127,749	0.2%	127,749	–	–
Altium Growth Fund, LP (9)	2,984,803	5.5%	2,984,803	–	–
Clearline Capital Partners LP (10)	2,341,357	4.3%	2,341,357	–	–
Clearline Capital Partners Master Fund LP (11)	643,446	1.2%	643,446	–	–
Stonepine Capital, LP (12)	5,969,607	11.0%	5,969,607	–	–
Alice Winzer Lytton Family LLC (13)	835,745	1.5%	835,745	–	–
Lytton-Kambara Foundation (14)	2,149,058	4.0%	2,149,058	–	–
Ocumension Therapeutics (15)	1,144,945	2.1%	1,144,945	–	–

* Represents beneficial ownership of less than one percent of our outstanding Common Stock.

(1) All entries exclude beneficial ownership of the Warrant Shares because they are not exercisable as of the date hereof and will not become exercisable within 60 days of June 16, 2023. The Warrants are not exercisable prior to Stockholder Approval and following Stockholder Approval, the Warrants are exercisable at any time upon or after the earlier of (i) immediately prior to a change of control of Alimera and (ii) March 24, 2024.

(2) Based upon 8,805,727 shares of Common Stock outstanding as of June 16, 2023, plus the 45,617,114 shares of Common Stock issuable upon the assumed mandatory conversion of 78,617 shares of Series B Preferred held by Selling Stockholders on August 15, 2023 and, in the case of the beneficial ownership after the offering, the 1,600,000 shares of Common Stock issuable upon the assumed exercise of the Warrants held by the Selling Stockholders.  In calculating percentages of shares of Common Stock beneficially owned by a particular Selling Stockholder, warrants, options or other derivative securities that are presently exercisable or exercisable within 60 days of June 16, 2023 are deemed to be beneficially owned by the person holding such securities for the purpose of calculating the percentage ownership of that person, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person.

(3) Assumes the exercise in full of the Warrants held by the Selling Stockholder, without regard to any limitations on exercise.

(4) Includes 478,777 shares of Common Stock held by Caligan Partners Master Fund LP, a Cayman Islands limited partnership (the “Caligan Fund”) and certain accounts (the “Caligan Accounts”) managed by Caligan Partners LP, a Delaware limited partnership (“Caligan”). In addition to the shares of Common Stock, Caligan is also the beneficial owner of 28,500 shares of Series B Preferred and Warrants to purchase an additional 800,000 shares of Common Stock. Caligan and David Johnson, the Managing Partner of Caligan and the Managing Member of Caligan Partners

GP LLC (the general partner of Caligan), beneficially own the securities reported herein that are held by the Caligan Fund and the Caligan Accounts. The business address of Caligan is 515 Madison Avenue, 8th Floor, New York, New York 10022.

(5) These securities are held by entities to which Velan Capital Investment Management LP (“Velan Capital”) serves as the investment manager, including Velan Capital Master Fund LP (“Velan Master”) and Velan Capital SPV I LLC (“Velan SPV”). Velan Master holds 1,659,654 shares of Common Stock (including the Private Placement Shares), 14,117 shares of Series B Preferred and Warrants to purchase an additional 800,000 shares of Common Stock. Velan SPV holds 7,000 shares of Series B Preferred. Velan Capital Holdings LLC (“Velan GP”), as the general partner of Velan Master and the managing member of Velan SPV, may be deemed to beneficially own the shares beneficially owned by Velan Master and Velan SPV. Velan Capital, as the investment manager of Velan Master and Velan SPV, may be deemed to beneficially own the shares beneficially owned by Velan Master and Velan SPV. Velan Capital Management LLC (“Velan IM GP”), as the general partner of Velan Capital, may be deemed to beneficially own the shares beneficially owned by Velan Master and Velan SPV. Balaji Venkataraman, as a Managing Member of each of Velan GP and Velan IM GP, may be deemed to beneficially own the shares beneficially owned by Velan Master and Velan SPV. Adam Morgan, a member of our Board, as a Managing Member of each of Velan GP and Velan IM GP, may be deemed to beneficially own the shares beneficially owned by Velan Master and Velan SPV. The principal address for Velan Capital is 1055b Powers Place, 2nd Floor, Alpharetta, Georgia 30009.

(6) Mr. Orin Hirschman is the managing member of AIGH Capital Management, LLC, a Maryland limited liability company (“AIGH CM”), who is an advisor with respect to the securities held by AIGH Investment Partners, L.P. (“AIGH LP”). Mr. Hirschman has voting and investment control over the securities indirectly held by AIGH CM, directly held by AIGH IP and directly held by Mr. Hirschman and his family. The address for AIGH CM, AIGH LP and Mr. Hirschman is 6006 Berkeley Avenue, Baltimore, Maryland 21209.

(7) Mr. Orin Hirschman is the managing member of AIGH CM, who is a sub-advisor with respect to the securities held by WVP Emerging Manager Onshore Fund, LLC - AIGH Series. Mr. Hirschman has voting and investment control over the securities indirectly held by AIGH CM and directly held by Mr. Hirschman and his family directly. The address for AIGH CM and Mr. Hirschman is 6006 Berkeley Avenue, Baltimore, Maryland 21209.

(8) Mr. Orin Hirschman is the managing member of AIGH CM, who is a sub-advisor with respect to the securities held by WVP Emerging Manager Onshore Fund, LLC - Optimized Equity Series. Mr. Hirschman has voting and investment control over the securities indirectly held by AIGH CM and directly held by Mr. Hirschman and his family directly. The address for AIGH CM and Mr. Hirschman is 6006 Berkeley Avenue, Baltimore, Maryland 21209.

(9) Altium Capital Management, LP, the investment manager of Altium Growth Fund, LP, has voting and investment power over these securities. Jacob Gottlieb is the managing member of Altium Capital Growth GP, LLC, which is the general partner of Altium Growth Fund, LP. Each of Altium Growth Fund, LP and Jacob Gottlieb disclaims beneficial ownership over these securities. The principal address of Altium Capital Management, LP is 152 West 57th Street, 20th Floor, New York, NY 10019.

(10) The business address of Clearline Capital Partners LP is 950 3rd Avenue, 23rd Floor, New York, NY 10022.

(11) The business address of Clearline Capital Partners Master Fund LP is 950 3rd Avenue, 23rd Floor, New York, NY 10022.

(12) The business address of Stonepine Capital, LP is 919 NW Bond Street, Suite 203, Bend, OR 97703.

(13) The business address of Alice Winzer Lytton Family LLC is 467 Central Park West 17-A, New York, NY 10025.

(14) The business address of Lytton-Kambara Foundation is 467 Central Park West 17-A, New York, NY 10025.

(15) The business address for Ocumension Therapeutics is 56F, One Museum Place, 669 Xin Zha Road, Jing’an District, Shanghai, PRC.

PLAN OF DISTRIBUTION

The Selling Stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. Selling Stockholders as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock previously issued and the shares of Common Stock issuable upon conversion of our Series B Preferred and exercise of the Warrants or interests in shares of Common Stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer. The Selling Stockholders may sell their shares of our Common Stock pursuant to this prospectus at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock or Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker- dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The Selling Stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.

Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Stockholders to keep the registration statement of which this prospectus constitutes a part effective until such time as the shares offered by the Selling Stockholders have been effectively registered under the Securities Act and disposed of in accordance with such registration statement, the shares offered by the Selling Stockholders have been disposed of pursuant to Rule 144 under the Securities Act or the shares offered by the Selling Stockholders may be resold pursuant to Rule 144 without restriction or limitation (including without the requirement to be in compliance with Rule 144(c)(1)) or another similar exemption under the Securities Act.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, Boston, Massachusetts.

EXPERTS

The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we filed with the SEC. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC, including us. The address of the SEC website is www.sec.gov.

We maintain a website at www.alimerasciences.com. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We hereby incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 31, 2023;
•

the information under the captions “Proposal 1: Election of Directors,” “Corporate Governance,” “Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm,” “Security Ownership of Certain Beneficial Owners and Management,” “Certain Relationships and Related Persons Transactions,” “Executive Officers” and “Executive Compensation,” in our Definitive Proxy Statement on Schedule 14A for our 2023 Annual Meeting of Stockholders filed with the SEC on June 29, 2023;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the SEC on May 15, 2023;
•

our Current Reports on Form 8-K, filed with the SEC on January 10, 2023, March 1, 2023, March 27, 2023, May 18, 2023, June 9, 2023 and June 29, 2023, in each case only to the extent filed and not furnished; and

•

the description of our Common Stock contained in our registration statement on Form 8-A (File No. 001-34703) filed under the Exchange Act on April 19, 2010, including any amendment or reports filed for the purpose of updating such descriptions.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

We also incorporate by reference into this prospectus any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities described in the applicable prospectus supplement.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Corporate Secretary

Alimera Sciences, Inc.

6310 Town Square, Suite 400

Alpharetta, GA 30005

(678) 990-5740

Copies of these filings are also available, without charge, on the SEC’s website at www.sec.gov and on our website at www.alimerasciences.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

ALIMERA SCIENCES, INC.

Up to 49,763,960 Shares of Common Stock

Prospectus

July 12, 2023